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                                      EX-99.B11

                          CONSENT OF INDEPENDENT ACCOUNTANTS




    We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-4 (the "Registration Statement") of our report dated January 22, 1997, relating to the financial statements of The Northwestern Mutual Life Insurance Company, and of our report dated January 22, 1997, relating to the financial statements of NML Variable Annuity Account A, which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.













PRICE WATERHOUSE LLP


Milwaukee, Wisconsin
April 29, 1997